Exhibit (h)(xv)

TRANSFER AGENT INTERACTIVE CLIENT SERVICES AGREEMENT

AGREEMENT made this 16th day of November, 2007, (the “Effective Date”) between MTB Group of Funds a Trust established under the laws of the State of Delaware (the “Fund”) and ALPS Fund Services, Inc., a Colorado corporation (“ALPS”). ALPS and the Fund are collectively referred to herein as the “Parties” and individually as the “Party”.

WHEREAS, the Fund is an open-end management investment company registered under the Investment Company Act of 1940, as amended, presently consisting of 36 portfolios having the classes of shares as listed in Schedule I attached hereto; such investment portfolio and any additional investment portfolios that may be established by the Fund is referred to herein individually as a “Portfolio” and collectively as the “Portfolios”; and

WHEREAS, ALPS is a provider of transfer agency services to the mutual fund industry and to the Fund, and in providing such services ALPS offers proprietary and licensed computer software programs to allow shareholders to access their account information and real-time transaction processing.

WHEREAS, the Fund, as a transfer agency services client of ALPS, desires to utilize ALPS’ Interactive Client Services (“ICS”) to provide the Fund’s shareholders with access to shareholder account information and real-time transaction processing capabilities in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows.

ARTICLE I

DEFINITIONS

The following definitions shall apply to this Agreement. Additional terms may be defined in the Agreement and in the exhibits, which describe the ICS to be provided by ALPS for the Fund.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person.

“Portfolio(s)” shall mean the various registered investment companies (mutual funds) which the Fund has designated to participate in ICS, and as listed on Schedule 1, attached hereto.

“Investment Company Web Site” shall mean the collection of electronic documents or pages residing on the computer system of an Internet Service Provider (“ISP”) hired by the Funds connected to the Internet and accessible by hypertext link through the World Wide Web, where Persons may view information about the Portfolio and access the various Transaction screens provided by the Fund.

“Person” shall mean an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Security Procedures” shall mean the procedures, including the use of encryption technology, implemented for purposes of protecting the integrity, confidentiality or secrecy of, and the unauthorized interception, corruption, use of, or access to, any data or information transmitted via ICS, including those set forth in Exhibits B-1 and B-2 (as the same may be modified from time to time).

“Shareholders” means the record owner or authorized agent of the owner of shares of a Fund.

“TA Agreement” means the Transfer Agency and Service Agreement, dated as of October 1, 2007, and effective as of November 16, 2007, between ALPS and the Fund.

“Transactions” shall mean account inquiries, purchases, redemptions through Automated Clearing House, fed wire, or check to the address of record for the Portfolio account, exchanges and other transactions offered through ICS.

“User(s)” shall mean record owners or authorized agents of record owners of shares of a Portfolio, including brokers, investment advisors and other financial intermediaries.

ARTICLE II

USE OF ICS BY THE FUNDS

Section 2.1 Selection of ICS. ALPS will perform and the Fund has selected, the ICS services described on Exhibits A-1 and A-2 attached to this Agreement ALPS will use commercially reasonable efforts to enhance and improve the ICS in response to the changing needs of its customer base, changing laws and regulations applicable to its customers’ businesses, and improvements in technology.

Section 2.2 Responsibilities of ALPS. During the Term and subject to the provisions of this Agreement, ALPS shall, at its expense (unless otherwise provided for herein): (i) provide, or hire other Persons to provide, all computers, telecommunications equipment and other equipment and software reasonably necessary to develop, provide and maintain the ICS; (ii) provide and maintain the ICS in accordance with the Security Procedures; and (iii) deliver a monthly billing report to the Funds, which shall include a report of Transactions, by type, processed through ICS.

Section 2.3 Responsibilities of the Funds. During the Term and subject to the provisions of this Agreement, the Funds shall at their expense (unless otherwise provided for herein) fulfill the Funds obligations, if any, set forth in this Agreement.

Section 2.4 Change in Designated Portfolios. Upon thirty (30) days prior notice to ALPS, the Fund may change the Portfolios designated to participate in ICS by delivering to ALPS, in writing, a revised list of participating Portfolios.

Section 2.5 Scope of ALPS’ Obligations. ALPS shall at all times use reasonable commercial efforts in performing ICS under this Agreement. In the absence of a failure to perform the Security Procedures or its willful misconduct, knowing violations of applicable law, reckless disregard of its duties under this Agreement, or negligence on its part in the performance of ICS, ALPS shall not be liable for any loss or damage suffered in connection with the use of the ICS under this Agreement. With respect to those actions or services delineated in Exhibits A-1 and A-2 and all other instructions given to ALPS by the Fund, ALPS shall be presumed to have exercised reasonable commercial efforts if it has acted in accordance with Exhibits A-1 and A-2 and other instructions provided by the Fund. With respect to any claims for losses, damages, costs or expenses which may arise directly or indirectly from Security Procedures which ALPS has implemented or omitted, ALPS shall be presumed to have used reasonable commercial efforts if it has followed, in all material respects, at least those Security Procedures described in Section 2.6 and Exhibits B-1 and B-2 to this Agreement. ALPS may, but shall not be required to, modify such Security Procedures from time to time to the extent it believes, in good faith, that such modifications will enhance the security of ICS and ALPS will notify the Fund of such enhancements. All data and information transmissions via ICS are for informational purposes only, and are not intended to satisfy regulatory requirements or comply with any laws, rules, requirements or standards of any federal, state or local governmental authority, agency or industry regulatory body, including the securities industry, which compliance is the sole responsibility of the Fund. The Fund acknowledges and agree that its Users are responsible for verifying the accuracy and receipt of all data or information transmitted via ICA. The Fund is responsible for advising its Users of their responsibility for promptly notifying the Portfolio’s transfer agent of any errors or inaccuracies relating to shareholder data or information transmitted via ICS.

2.6 Other ALPS Obligations.

(a) Annually, the Fund has the right to test the System, including the right to test third parties providing any component of the ICS (“Penetration Tests”). The Penetration Tests may be performed by a third party selected by the Fund on prior notice to ALPS at the Fund’s expense and at no expense to ALPS. The parties will agree to the processes to be utilized in the Penetration Tests. However, at a minimum the Penetration Tests will enable the Fund to determine whether the ICS or any component thereof is vulnerable to penetration and also whether any of ALPS’ connections to those third party data banks are vulnerable. ALPS’ failure to grant the right for the Fund to perform the Penetration Tests is considered a material breach of this Agreement and the TA Agreement.

(c) Shareholder Information. The Fund is an investment company registered under the Investment Company Act of 1940, as amended, and is subject to the rules and regulations of the Securities and Exchange Commission, including Regulation S-P (as amended or supplemented from time to time, the “Guidelines”). Under the Guidelines the

Fund must, and ALPS does hereby agree to, implement and to maintain during the term of this Agreement appropriate measures reasonably designed to: (i) ensure the security and confidentiality of Shareholder records and information; (ii) protect against any anticipated threats or hazards to the security or integrity of Shareholder records and information; and (iii) protect against unauthorized access to or use of Shareholder records and information, which records and information are in ALPS’ possession in its capacity as transfer agent for the Fund. ALPS’ agreement in this paragraph is a material inducement to the Fund to enter into this Agreement.

(d) In addition to any more specific or stringent requirements set forth in this Agreement, ALPS shall encrypt all electronic Shareholder information as it relates to services provided under this Agreement, using commercially reasonable encryption standards using at least 128-bit key length, when such information is transmitted over networks, outside ALPS, or if in storage or being transported outside of ALPS’ networks, including in any portable device or medium (e.g. laptop computers, CDs, DVDs, back-up tapes).

(e) ALPS acknowledges and agrees that the state and primary federal banking regulators of Customer’s parent have the authority to examine service providers to Customer, and that ALPS and its subcontractors are subject to a limited (within the scope of this Agreement) review by Customer’s parent or an independent third party, including state and federal banking regulators, to assess if appropriate controls exist for the safe-guarding of Shareholder information. Such review shall occur no more frequently than once per year.

ARTICLE III

FEES

As consideration for the performance by ALPS of the ICS, the Fund will pay ALPS the fees as set forth on Exhibit C-1 to this Agreement.

ARTICLE IV

PROPRIETARY RIGHTS

Section 4.1 ALPS’ Property. The Fund acknowledges and agrees that it obtains no rights in or to any of the software, hardware, processes, trade secrets, proprietary information or distribution and communication networks of ALPS. Any software ALPS provides to the Fund pursuant to this Agreement shall be used by the Fund only during the term of this Agreement and only in accordance with the provisions of this Agreement to provide connectivity to and through ALPS, and shall not be used by the Fund to provide connectivity to or through any other system or Person. Any interfaces and software developed by ALPS shall not be used to connect the Fund to any transfer agency system or any other Person without ALPS’ prior written approval. Except with ALPS’ consent or in conformity with Federal copyright laws, the Fund shall not copy, decompile or reverse engineer any software provided to the Fund by ALPS. The Funds also agree not to take any action which would mask, delete or otherwise alter any of ALPS’ on-screen disclaimers and copyright, trademark and service mark notifications provided by ALPS, in writing, from time to time, or any “point and click” features relating to User acknowledgment and acceptance of such disclaimers and notifications.

Section 4.2 Investment Company Web Site. The web pages that make up the Investment Company Web Site contain intellectual property, including, but not limited to, copyrighted works, trademarks, and trade dress, that is the property of the Fund. The Fund retains all rights in the intellectual property that resides on the Investment Company Web Site, not including any intellectual property provided by or otherwise obtained from ALPS. To the extent that the intellectual property of the Fund is duplicated within the ALPS Web Site to replicate the “look and feel,” trade dress or other aspect of the appearance or functionality of the Investment Company Web Site, the Fund grants to ALPS a non-exclusive, non-transferable license to such intellectual property for the duration of this Agreement; provided, that ALPS will promptly cease using any such intellectual property upon notice from the Fund that continued use may implicate the rights of a third party. This license is limited to the intellectual property of the Fund needed to replicate the appearance of the Investment Company Web Site and does not extend to any other intellectual property owned by the Fund.

Section 4.3 IP Warranty. Except with respect to the design and graphical elements and Web pages provided to ALPS by the Fund, ALPS warrants to the Fund that ALPS owns or has sufficient license or other legal rights in all software and intellectual property used by ALPS at its facilities to provide the ICS, and such use by ALPS does not infringe or otherwise violate the U.S. intellectual property of any other party. In the event one or more ICS’ are not useable by Customer as a result of a breach of the foregoing warranty, then ALPS will use reasonable commercial efforts to: (a) procure for the Funds the right to continue using the ICS or infringing portion thereof, or (b) modify the ICS so that it becomes non-infringing but has substantially the same capabilities, or (c) replace the ICS or infringing part thereof by other systems of similar capability within a reasonable period of time under the circumstances. If ALPS is not able to satisfy the foregoing requirements, then, as the sole remedy, Fund will be entitled to terminate this Agreement immediately.

ARTICLE V

TERM AND TERMINATION

Section 5.1 Term. This Agreement shall be effective as of the Effective Date and shall continue in full force and effect for three (3) years following the Effective Date (the “Term”). After the initial Term, this Agreement may be terminated by the Fund or by Transfer Agent, without penalty, upon not less than 30 days’ written notice to the other party.

Section 5.2 Termination. Throughout the Term, The Fund may terminate this Agreement with respect to either or both of the services provided hereunder for any reason or no reason upon 30 days’ prior written notice, and either Party shall have the right to terminate this Agreement on written notice to the other Party of the other Party’s material breach of this Agreement and such Party’s failure to cure such breach within thirty (30) days. If the Fund terminates this Agreement prior to the expiration of the initial Term for reasons other than a material breach of this Agreement by ALPS, any reasonable costs incurred by ALPS to facilitate the early termination will be billed back to the Fund. This Agreement shall automatically terminate upon the termination of the Transfer Agency Agreement between The Bank of New York, the Fund and ALPS.

Section 5.3 Effect of Termination. In the event of a termination under the provisions of this Article V, the Parties will have no continuing obligations to one another other than the obligation to return to one another the confidential or proprietary materials of the other in their possession.

ARTICLE VI

INDEMNIFICATION; LIABILITY LIMITATIONS

Section 6.1 No Other Warranties. ALPS warrants during the term of this Agreement that: (i) the ICS will perform substantially in accordance with the ICS documentation on the hardware and software configuration specified in the documentation; (ii) the ICS documentation describes substantially all of features, functions and requirements of the ICS; and (iii) the ICS and any revisions or modifications shall be free of faults, defects, viruses, worms, Trojan horse, built-in or use driven destruction mechanisms, and will not contain any injurious or damaging formulas, instructions or other material (hereinafter singularly and collectively referred to as “Virus”), and that it will test each element of the revisions and modifications prior to making them available to the Fund to ensure that it is free of any Virus. Except as otherwise expressly stated in the immediately preceding sentence and in section 2.5 of this Agreement, the ICS and all software and systems described in this Agreement and its Exhibits are provided “as-is,” on an “as available” basis, and ALPS hereby specifically disclaims any and all representations or warranties, express or implied, regarding services provided by ALPS hereunder, including any implied warranty of title, merchantability or fitness for a particular purpose and implied warranties arising from course of dealing or course of performance.

Section 6.2 Limitation of Liability. Except with respect to liability arising out of a breach by ALPS of its information security obligations under this Agreement, with respect to which the limitations set forth in this Section 6.2 shall not apply, under no circumstances shall ALPS be liable for indirect, incidental, consequential, special, exemplary or punitive damages (even if ALPS has been advised of or has foreseen the possibility of such damages), arising from the use or inability to use the ICS or under any provision of this Agreement, such as, but not limited to, loss of revenue or anticipated profits or lost business. Without limiting any of the foregoing terms of this Section, and except with respect to liability arising out of a breach by ALPS of its information security obligations under this Agreement, in no event shall ALPS be liable under this Agreement in tort or otherwise for an amount exceeding the aggregate fees actually received by ALPS under the TA Agreement during the most recent Term of this Agreement.

Section 6.3 Indemnity.

(a) The Fund hereby indemnifies and holds ALPS harmless from, and shall defend it against, any and all claims, demands, costs, expenses and other liabilities,

including reasonable attorneys’ fees (excluding indirect, incidental, consequential, special, exemplary or punitive damages), arising in connection with the use of, or inability to use, the ICS by any User, except to the extent such liabilities result directly from the negligence or intentional misconduct of ALPS in the performance of the ICS.

(b) ALPS hereby indemnifies and holds the Fund harmless from, and shall defend it against, any and all claims, demands, costs, expenses and other liabilities, including reasonable attorneys’ fees and (excluding indirect, incidental, consequential, special, exemplary or punitive damages) arising in connection with the negligence or intentional misconduct of ALPS in the performance of the ICS.

ARTICLE VII

CONFIDENTIALITY

Section 7.1 Confidential Information. Each of the Parties hereby acknowledges that in the course of performing its obligations hereunder, the other may disclose to it certain information and know-how of a technical, financial, operational or other sort that is nonpublic and otherwise confidential or proprietary to the disclosing Party. This Agreement, and in particular, all ALPS’ Security Procedures and fee schedules, shall be considered confidential and proprietary. Each Party acknowledges that any such proprietary or confidential information disclosed to it is of considerable commercial value and that the disclosing Party would likely be economically or otherwise disadvantaged or harmed by the direct or indirect use or disclosure thereof, except as specifically authorized by the disclosing Party. Each Party therefore agrees to keep in strict confidence all such information that may from time to time be disclosed to it, and agrees not to use such information except as expressly permitted hereby or to disclose such information to any third Party for any purpose without the prior consent of the other. The provisions of this Section 7.1 shall not apply to any information if and to the extent it was (i) independently developed by the receiving Party as evidenced by documentation in such Party’s possession, (ii) lawfully received by it free of restrictions from another source having the right to furnish the same, (iii) generally known or available to the public without breach of this Agreement by the receiving Party or (iv) known to the receiving Party free of restriction at the time of such disclosure. The Parties agree that immediately upon termination of this Agreement, without regard to the reason for such termination, the Parties shall forthwith return to one another all written materials and computer software, which are the property of the other Party.

Section 7.2 Specific Performance. Each of the Parties agrees that the non-breaching Party would not have an adequate remedy at law in the event of the other Party’s breach or threatened breach of its obligations under Section 7.1, and that the non-breaching Party would suffer irreparable injury and damage as a result of any such breach. Accordingly, in the event either Party breaches or threatens to breach the obligations set forth in Section 7.1, in addition to and not in lieu of any legal or other remedies such Party may pursue hereunder or under applicable law, each Party hereby consents to the granting of equitable relief (including the issuance of a temporary restraining order, preliminary injunction or permanent injunction) against it by a court of competent jurisdiction, without the necessity of proving actual damages or posting any bond or other security therefore, prohibiting any such breach or threatened breach. In any proceeding upon a motion for such equitable relief, a Party’s ability to answer in damages shall not be interposed as a defense to the granting of such equitable relief.

ARTICLE VIII

FORCE MAJEURE

The Fund acknowledges that the Internet is an insecure, unstable, unregulated, unorganized and unreliable environment, and that the ability of ALPS to deliver ICS is dependent upon the Internet and equipment, software, systems, data and services provided by various telecommunications carriers, equipment manufacturers, firewall providers and encryption system developers and other vendors and third parties. Subject to ALPS’ obligations under Section 9.5 of the TA Agreement, ALPS shall not be liable for any delays or failures to perform any of its obligations hereunder to the extent that such delays or failures are due to circumstances beyond its reasonable control, including acts of God, strikes, riots, acts of war, power failures, functions or malfunctions of the Internet, telecommunications services, firewalls, encryption systems and security devices, or governmental regulations imposed after the date of this Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Governing Law; Jurisdiction. This Agreement shall be interpreted, construed and enforced in all respects in accordance with the laws of the state of Colorado, without reference to the conflict of laws provisions thereof.

Section 9.2 Headings. Headings used herein are for convenience of reference only, and shall not be used in the construction or interpretation hereof.

Section 9.3 Counterparts: This Agreement may be executed in counterparts, all of which together shall be deemed one and the same Agreement.

Section 9.4 Parties’ Independent Contractors. The Parties to this Agreement are and shall remain independent contractors, and nothing herein shall be construed to create a partnership or joint venture between them, and none of them shall have the power of authority to bind or obligate the others in any manner not expressly set forth herein.

Section 9.5 Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby unless either of the Parties shall, in its reasonable determination, conclude that it shall be materially prejudiced by such holding of invalidity, illegality or unenforceability, in which case such Party may terminate this Agreement by thirty (30) days written notice to the other.

Section 9.6 No Waiver. No term or provision hereof shall be deemed waived and no breach excused unless such waiver or consent shall be in writing and signed by the Party claimed to have waived or consented. Any consent by any Party to, or waiver of, a breach by the other, whether express or implied, shall not constitute a consent to, waiver of, or excuse for any other different or subsequent breach.

Section 9.7 Assignment. Neither this Agreement nor all or any of the rights and obligations of either Party hereunder shall be assigned, whether by agreement or by operation of law to any Person other than an Affiliate of the assigning Party, without the prior written consent of the other Party, and any attempt to do so shall be void. No such permitted assignment shall relieve the assigning Party of its obligations under this Agreement. This Agreement shall be binding upon and inure to the benefit of the respective successors, permitted assigns and legal representatives of the Parties hereto.

Section 9.8 Notices. All notices, requests or communications required hereunder shall be in writing and shall be deemed to have been duly given (i) upon delivery, if delivered personally against written receipt, (ii) three (3) days after posting by certified mail, postage prepaid, return receipt requested, (iii) upon confirmed receipt, if delivered by telecopier or (iv) the next day if delivered by a recognized overnight commercial courier, such as Federal Express or Airborne, addressed in each instance to the Parties at the addresses set forth below or at such other addresses as shall be given by either of the Parties to the other in accordance with this Section 9.8.

a.	if to the Fund at:

Fax:

Attn:

b.	if to ALPS at:

1290 Broadway, Suite 1100

Denver, Colorado, 80203

Fax: 303.623.7850

Attn: General Counsel

Section 9.9 Sub-Contractors. Use of a subcontractor will not discharge ALPS from any responsibility or obligation under the Agreement.

Section 9.10 Entire Agreement. This Agreement and its Exhibits together constitute the complete understanding and agreement of the Parties with respect to the subject matter hereof, and shall supersede all prior communications with respect thereto. They may not be modified, amended or in any way altered, except in a writing signed by both Parties. No agent of any Party hereto is authorized to make any representation, promise or warranty inconsistent with the terms hereof.

IN WITNESS WHEREOF, the Parties hereto have set their hands by their authorized representatives as of the year and date first written above.

MTB GROUP OF FUNDS

By:
Name:
Title:

ALPS FUND SERVICES, INC.

By:	/s/ Jeremy O. May
Name:	Jeremy O. May
Title:	Managing Director

SCHEDULE 1

LIST OF PORTFOLIOS

Class A Shares, Class B Shares, Class C Shares and Institutional I Shares

MTB Short Duration Government Bond Fund

MTB Short-Term Corporate Bond Fund

MTB U.S. Government Bond Fund

MTB New York Municipal Bond Fund

MTB Pennsylvania Municipal Bond Fund

MTB Maryland Municipal Bond Fund

MTB Virginia Municipal Bond Fund*

MTB Intermediate-Term Bond Fund

MTB Income Fund

MTB Balanced Fund

MTB Equity Income Fund

MTB Large Cap Value Fund

MTB Equity Index Fund

MTB Large Cap Stock Fund

MTB Large Cap Growth Fund

MTB Multi Cap Growth Fund

MTB Mid Cap Stock Fund

MTB Mid Cap Growth Fund

MTB Small Cap Stock Fund

MTB Small Cap Growth Fund+

MTB International Equity Fund

Class A Shares, Institutional I Shares and Institutional II Shares

MTB New York Tax-Free Money Market Fund**

MTB Pennsylvania Tax Free Money Market Fund

MTB Tax Free Money Market Fund

MTB U.S. Government Money Market Fund

Class A Shares and Class B Shares

MTB Managed Allocation Fund-Conservative Growth

MTB Managed Allocation Fund-Moderate Growth

MTB Managed Allocation Fund-Aggressive Growth

Class A Shares, Class S Shares, Institutional I Shares and Institutional II Shares

MTB U.S. Treasury Money Market Fund

Class A Shares, Class A2 Shares, Class B Shares, Class S Shares, Institutional I Shares and Institutional II Shares

MTB Money Market Fund

Corporate Shares

MTB Prime Money Market Fund

Variable Annuity Funds

MTB Large Cap Growth Fund II

MTB Large Cap Value Fund II

MTB Managed Allocation Fund-Conservative Growth II

MTB Managed Allocation Fund-Moderate Growth II

MTB Managed Allocation Fund-Aggressive Growth II

*	Offers Class A only
**	Offers Class A Shares and Institutional I Shares only
+	Only MTB Small Cap Growth Fund offers Class C Shares

EXHIBIT A-1

TRANSFER AGENT WEB SERVICES AND TRANSFER AGENT E-DELIVERY

PROGRAM

1.	Transfer Agent Web Services. The Fund has requested, and ALPS will provide Transfer Agent Web Services (“TA Web”) as one of the Interactive Client Services (“ICS”) provided pursuant to the terms of the ALPS ICS Agreement (the “Agreement”) between the Fund and ALPS. Through TA Web, Shareholders may submit Transaction requests directly to the Fund’s transfer agent via the Internet as described further in this Exhibit.

2.	Transfer Agent e-Delivery Program. The Fund has requested, and ALPS will provide a Transfer Agent e-Delivery Program (“e-Delivery”) as one of the ICS provided pursuant to the terms of the Agreement. Through e-Delivery, Shareholders will have the option to discontinue printed and mailed shareholder statements and Regulatory Documents in favor of electronic ones .

3.	Definitions. For purposes of this Exhibit, the following additional definitions shall apply (in addition to all other defined terms in the Agreement):

“Shareholder” shall mean the record owner or authorized agent of the owner of shares of a Fund.

“Regulatory Documents” shall mean the prospectus, annual report, semi-annual report and any other document required under applicable federal securities law to be delivered by the Fund to Shareholders.

4.	ALPS Responsibilities. In connection with its performance of TA Web and e-Delivery, ALPS shall:

(a)	receive Transaction requests electronically transmitted to the ALPS Web Site via the Internet following execution of a link from the Investment Company Web Site to the ALPS Web Site and route Transaction requests to ALPS’ transfer agency system;

(b)	for each Transaction request received, route Transaction information from the ALPS’ transfer agency system to ALPS’ Web Site to be viewed by Users;

(c)	initiate the design, processing and maintenance of shareholder e-Delivery;

(d)	provide technical support for the e-Delivery and TA Web.

(e)	perform all other ALPS obligations as set forth in the Agreement.

5.	Fund Responsibilities. In connection with its use of TA Web, the Fund, through its service providers, shall:

(a)	provide all computers, telecommunications equipment and other equipment and software reasonably necessary to develop and maintain the Investment Company Web Site;

(b)	design and develop the Investment Company Web Site functionality necessary to facilitate and maintain the hypertext links to the ALPS Web Site and the various Transaction Web pages and otherwise make the Investment Company Web Site available to Shareholders;

(c)	review, approve and provide reasonable notification of modifications thereto: disclosures provided to Shareholders via the site, including Fund Counsel review of disclosures; e-mail correspondence sent to Shareholders; and e-Delivery and periodically review the e-mail list for completeness and accuracy;

(d)	provide ALPS with: a contact for receipt of enhancement and maintenance notices; and a completed TA Web questionnaire, which includes a list of site functionality options and trading rules.

(e)	provide ALPS with such other written instructions as it may request from time to time relating to the performance of ALPS’ obligations hereunder; and

(f)	perform all other Fund obligations as set forth in the Agreement.

6.	Package Selection. TA Web is offered in a Basic Package and Basic Package with custom graphical and/or functional design changes. The Fund is selecting the: Basic Package.

7.	Fees. The current fees payable to ALPS by the Fund for TA Web are set forth on the Fee Schedule. ALPS reserves the right to change billable rates as it deems necessary upon 30 days written notice to the Fund.

EXHIBIT A-2

TRANSFER AGENT IVR SERVICES

1.	Transfer Agent IVR (Interactive Voice Response) Services. Fund has requested, and ALPS will provide Transfer Agent IVR Services (“TA IVR”) as one of the Interactive Client Services (“ICS”) provided pursuant to the terms of the ALPS ICS Agreement (the “Agreement”) between the Fund and ALPS. Through TA IVR, Shareholders may retrieve account information and submit Transaction requests directly to the Fund’s transfer agent via the telephone as described further in this Service Exhibit.

2.	Definitions. For purposes of this Exhibit, the following additional definitions shall apply (in addition to all other defined terms in the Agreement):

“IVR Server” shall mean a computer or computers which allows a user to interactively request information and submit commands using standard telephone service.

“Shareholder” shall mean the record owner or authorized agent of the owner of shares of a Fund.

3.	ALPS Responsibilities. In connection with its performance of TA IVR, ALPS shall:

(a)	receive Transaction requests submitted via telephone to the ALPS IVR processing server and route Transaction requests to ALPS’ transfer agency system;

(b)	for each Transaction request received, route Transaction information from the ALPS’ transfer agency system to the IVR server to be heard by Users;

(c)	perform all other ALPS obligations as set forth in the Agreement.

4.	Fund Responsibilities. In connection with its use of TA IVR, the Fund shall:

(a)	complete a configuration form clearly designating which features and controls should be used in the Fund’s implementation;

(b)	provide ALPS with such other written instructions as it may request from time to time relating to the performance of ALPS’ obligations hereunder; and

(c)	perform all other Fund obligations as set forth in the Agreement.

(d)	provide ALPS with: a contact for receipt of enhancement and maintenance notices; and a completed IVR questionnaire, which includes a list of site functionality options and trading rules.

5.	Version Selection. TA IVR is offered in an Inquiry Only Package and a Standard Package. The Fund is selecting the: Standard Package.

The Inquiry Only Package limits the user to features that do not allow a user to perform any action that updates their account, including, but not limited to, transactions.

The Standard package includes everything included in the Inquiry Only package, plus the ability to place purchases, redemptions and exchanges.

6.	Fees. The current fees payable to ALPS by Fund for TA IVR are set forth on the Fee Schedule. ALPS reserves the right to change billable rates as it deems necessary upon 30 days written notice to the Fund.

EXHIBIT B-1

SECURITY PROCEDURES - TRANSFER AGENT WEB SERVICES (“TA WEB”)

1. Password Requirements

Initial Authentication of a Shareholder in TA Web is accomplished through entry of the account number, email address, custom question with answer, and social security number (“SSN”). The Shareholder then creates a User ID and Password to access TA Web. The User ID cannot be the same as the SSN, must not contain prohibited characters and must be of a minimum length. The User ID and password minimum and maximum lengths can be set at the fund group level. A minimum of 8 characters in length and a requirement of at least one non-alpha character is recommended for the password.

User ID will lock out after three failures. A lockout needs to be reset by an authorized representative in shareholder services. Prior to lockout, a the Shareholder may change a forgotten password by answering the custom question provided at initial authentication. If the Shareholder chooses not to create a custom question and answer, they will need to call and have an authorized representative reset their password.

2. Encryption

The ALPS Web server runs Secure Sockets Layer (“SSL”). The purpose of using SSL is to encrypt data transmissions through the ALPS Web Site and block communications through the ALPS Web Site from Internet browsers which do not support SSL data encryption. The standard level of encryption supported by the ALPS Web Site is 128-bit. Further, ALPS uses a certificate from a major provider of server authentication services.

Sensitive Fund data that is exchanged within TA Web user sessions is stored with a minimum of 128-bit encryption. This includes any data passed via URL within the application. Character validation methods are also employed to ensure that only appropriate data is passed to related databases.

3. Network Access Control

A computer referred to as a “firewall router” is located between the Internet backbone connection and the ALPS Web server. The purpose of the router is to control the connectivity to the ALPS Web server at the port level. This equipment is located at ALPS’ Denver data center. Changes to the configuration of this computer are administered by authorized IT staff. This equipment will not interrogate data, and its only function is to limit the type of traffic accessing the ALPS Web server to the suite of Hyper-Text Transfer Protocols (“HTTP”) transmissions. Ports on the router are configured to be consistent with ports on the ALPS Web server. All other ports on the router other than those configured for the ALPS Web server are not accessible from the Internet.

The ALPS Web server utilizes adequate and appropriate software and hardware. All services and functions within the ALPS Web server operating system are deactivated with the exception of services and functions which support TA Web. The general purpose of this feature is to prevent external users from entering commands or running processes on the ALPS Web server. All ports on the ALPS Web server, except those required by TA Web, are disabled. Directory structures are “hidden” from the user. Services which provide directory information are also deactivated.

ALPS administrators gain access to the ALPS Web server through the physical console connected to the ALPS Web server, or through the internal network via ALPS Secure ID.

TA Web is programmed to terminate the session/Transaction between the Shareholder and TA Web if data authentication fails. All successful and unsuccessful sessions are logged.

4. Limitation of Users

Access by ALPS personnel to the ALPS Web server is restricted within ALPS to a limited number of users based upon ALPS system administration requirements, as determined by appropriate ALPS systems managers from time to time.

5. Independence of the Fund’s Location on the Web Server

Independence of the Fund’s presence on the ALPS Web server is accomplished by client-specific session variables that logically separate client data. Access to web forms, style-sheets, and data is governed by this structure. The base transaction code required by ICS is, however, shared by all data set partitions.

Each Fund URL on the ALPS Web server will identify a separate Fund presence. Access to the Funds presence on the ALPS Web server must be through the Investment Company Web Site.

Book marking of HTML pages within the Fund’s site on the ALPS Web server is not allowed.

6. Independent Security Review

Monthly network penetration tests are conducted by a reputable security consulting firm.

Application security assessments are performed on a periodic basis to ensure that code generated by ALPS meets industry security standards and best practices.

7. Right to Audit

The Fund is allowed to audit, at their expense, the collection of electronic documents or pages residing on ALPS’ computer system relating to the Fund’s implementation of the TA Web service, if any, linked to the Internet and accessible by hypertext link through the World Wide Web, where the Transaction data fields and related screens provided by ALPS may be viewed by Users who access such site (“ALPS Web Site”) once in each 12 month period and any associated systems or networks within TA Web relating to the Fund’s implementation, after providing an audit plan to ALPS and upon ALPS’ consent thereto, which will not be unreasonably withheld. The audit may include review of configurations, audit trails, and maintenance of systems and software within TA Web associated with the Funds TA Web site on the ALPS Web server. Tools which may be used for the audit may include network security tools; provided, that ALPS may specify the time at which any tool is used, if ALPS reasonably believes that such tool may affect system performance. The audit will be coordinated through ALPS and ALPS will be entitled to observe all audit activity. Additionally, ALPS shall be entitled to all results of an audit. The Fund will not perform any action that may interfere with the uptime or stability of ALPS systems or networks. The Fund and their review team will be considered authorized users and ALPS will not seek prosecution under any computer crime or other applicable statutes for such activity, as long as the Fund has provided ALPS a written audit plan, ALPS has approved the written audit plan as provided above, and the audit was executed in accordance with the written audit plan.

EXHIBIT B-2

SECURITY PROCEDURES - TRANSFER AGENT IVR SERVICES

1. Password Requirements

Authentication of a Shareholder in TA IVR is based on account number, password, and optionally social security number.

An Account number is required and is used as the identification (ID) of the Shareholder. A Password is required and is used as the access to the entered account. This is the Shareholder’s personal identification number (PIN).

A Social Security Number is an optional entry requirement controlled by the Fund to add another level of authentication to access the entered account number.

To utilize the TA IVR, a Shareholder must call the fund’s shareholder services line and request: a) the service be enabled for their account and b) a user id and password. The above authentication information will need to be provided in order to successfully complete the request.

2. Encryption

The IVR Processing server communicates with the Transfer Agency System via a 128-bit encrypted connection.

3. Network Access Control

A computer referred to as a “firewall router” is located between the Internet backbone connection and the ALPS IVR Processing server. The purpose of the router is to control the connectivity to the server at the port level. This equipment is located at ALPS’ Denver data center. Changes to the configuration of this computer are administered by authorized IT staff. Ports on the router are configured to be consistent with ports on the ALPS IVR Processing server. Access to the IVR Processing server is blocked from all areas outside the ALPS network.

The ALPS IVR server utilizes a standard operating system. All services and functions within the operating system are deactivated with the exception of services and functions which support TA IVR. The general purpose of this feature is to prevent external users from entering commands or running processes on the ALPS IVR server. All ports on the ALPS IVR server, except those required by TA IVR, are disabled. Directory structures are “hidden” from the user. Services which provide directory information are also deactivated.

ALPS administrators gain access to the ALPS IVR server through the physical console connected to the ALPS IVR server.

4. Independent Security Review

Application security assessments are performed on a periodic basis to ensure that code generated by ALPS meets industry security standards and best practices.

5. Limitation of Users

Access by ALPS personnel to the ALPS IVR server is restricted within ALPS to a limited number of users based upon ALPS system administration requirements, as determined by appropriate ALPS systems managers from time to time.

EXHIBIT C-1

TA WEB

FEE SCHEDULE

Initial Fees
	Setup (includes basic package)[1]		Included in TA fees
Custom Modifications (hourly rate)[2]
		Functional	$175
		Graphical	$100
Monthly Fees
	Per Transaction		Included in TA fees
	Per Page View		Included in TA fees
	Minimum Fee	With Transaction Capability	Included in TA fees
	Minimum Fee	Inquiry Only	Included in TA fees

[1]

Basic package includes simple user interface with the fund group logo at the top of each page. Authorized shareholders are able to place purchases, redemptions and exchanges via the website. They are also entitled to view account balances, transaction history and historical fund prices.

[2]

Any graphical or functional modifications beyond what is offered in the basic package and after the initial customization of the Investment Company’s Web Site will be billed at an hourly rate based on the specifications given by the Fund.

E-DELIVERY

FEE SCHEDULE

Out-of-Pocket Expenses-Expenses may be incurred by ALPS from outside vendors for the provision of e-Delivery services. These fees are passed directly through at cost to our clients as out-of-pocket expenses.

TA IVR

Fee Schedule

Setup Fees
	Inquiry Only Package	Included in TA fees
	Standard Package	Included in TA fees
Monthly Fees
	Inquiry Only	Included in TA fees
	Standard	Included in TA Fees